Filed Pursuant to Rule 433

Registration No. 333-212571

Fact Sheet | December 4, 2018 Hypothetical Payment at Maturity Issuer: Tenor: Reference Assets: Barclays Bank PLC Approximately 5 years The S&P 500® Index (Bloomberg ticker: “SPX <Index>”) and the Russell 2000® Index (Bloomberg ticker: "RTY <Index>") For each Reference Asset, 60.00% of its Initial Value $1,600 $1,500 $1,400 $1,300 $1,200 $1,100 $1,000 $900 $800 $700 $600 $500 Barrier Value: Selected Structure Definitions Automatic Call: If, on any annual Call Valuation Date, the Closing Value of each Reference Asset is greater than or equal to its respective Initial Value, the notes will be automatically called for a cash payment per $1,000 principal amount note equal to the applicable Redemption Price payable on the Call Settlement Date. No further amounts will be payable on the notes after the Call Settlement Date. Call Valuation Dates: December 19, 2019, December 21, 2020, December 20, 2021, December 19, 2022 and the Final Valuation Date The fifth business day following the Call Valuation Date on which an Automatic Call occurs Call Settlement Date Reference Asset Return of the Least Performing Reference Asset  Assuming an Automatic Call has not occurred Call Premium: With respect to a Call Valuation Date, an amount calculated as follows: Annual Call Premium × n where “n” equals the number of Call Valuation Dates that have occurred, including the relevant Call Valuation Date for which the Call Premium is being calculated CUSIP / ISIN: 06746XZC0 / US06746XZC00 For every $1,000 principal amount note, an amount equal to $1,000 plus the Call Premium applicable to the Call Valuation Date on which an Automatic Call occurs. [$85.00 -$95.00] per $1,000 principal amount note ([8.50% - 9.50%] of the principal amount per note), to be determined on the Initial Valuation Date Redemption Price: Initial Value: The Closing Value of the Reference Assets on the Initial Valuation Date Annual Call Premium: Final Value: The Closing Value of the Reference Assets on the Final Valuation Date December 19, 2018 December 24, 2018 December 19, 2023 December 22, 2023 If the notes are not automatically called on any of the first four Call Valuation Dates, you will receive on the Maturity Date a cash payment per $1,000 principal amount of notes equal to: Payment at Maturity: Initial Valuation Date: Issue Date: Final Valuation Date: Maturity Date: • If the Final Value of the Least Performing Reference Asset is greater than or equal to its Initial Value, the notes will be subject to an Automatic Call and you will receive the applicable Redemption Price on the Maturity Date If the Final Value of the Least Performing Reference Asset is less than its Initial Value but greater than or equal to its Barrier Value, $1,000 per $1,000 principal amount note If the Final Value of the Least Performing Reference Asset is less than its Barrier Value, an amount calculated as follows: $1,000 + ($1,000 x Reference Asset Return of the Least Performing Reference Asset) • • The notes are not suitable for all investors. You should read carefully the accompanying Pricing Supplement (together with all documents incorporated by reference therein) for more information on the risks associated with investing in the notes. Any payment on the notes, including any payment upon an Automatic Call or at maturity, is not guaranteed by any third party and is subject to both the All terms that are not defined in this fact sheet shall have the meanings set forth in the accompanying preliminary pricing supplement dated November 28, 2018 (the “Pricing Supplement”). All terms set forth or defined herein, including all prices, levels, values and dates, are subject to adjustment as described in the accompanying Pricing Supplement. In the event that any of the terms set forth or defined in this fact sheet conflict with the terms as described in the accompanying Pricing Supplement, the terms described in the accompanying Pricing Supplement shall control. creditworthiness of the Issuer and the exercise of any U.K. Bail-in Power, as further described in the accompanying Pricing Supplement. Payment at Maturity Annual AutoCallable Notes

Fact Sheet | December 4, 2018 Summary Characteristics of the Notes Summary Risk Considerations  Commissions—Barclays Capital Inc. will receive commissions from the Issuer of up to 4.125% of the principal amount of the notes, or up to $41.25 per $1,000 principal amount. Please see the accompanying Pricing Supplement for additional information about selling concessions, commissions and fees. Estimated Value Lower Than Issue Price—Our estimated value of the notes on  Credit of Issuer—The notes are senior unsecured debt obligations of the Issuer and are not, either directly or indirectly, an obligation of any third party. In the event the Issuer were to default on its obligations, you may not receive any amounts owed to you, including any payment upon an Automatic Call or at maturity, under the terms of the notes. U.K. Bail-In Power—Each holder of notes acknowledges, accepts, agrees to be  the Initial Valuation Date is expected to be between $910.00 and $942.20 per note. Please see “Additional Information Regarding Our Estimated Value Of The Notes” in the accompanying Pricing Supplement for more information. Potential Return Is Limited—You will receive a positive return only if either an  bound by, and consents to the exercise of, any U.K. Bail-in Power by the relevant U.K. resolution authority, which may be exercised so as to result in you losing all or a part of the value of your investment in the notes or receiving a different security from the notes that is worth significantly less than the notes. Please see “Consent to U.K. Bail-In Power” in the accompanying Pricing Supplement for more information. Historical Performance—The historical performance of the Reference Assets is not an  Automatic Call occurs or, if an Automatic Call does not occur, the Final Value of each Reference Asset is greater than its Barrier Value. If the notes are subject to an Automatic Call, the return you would receive on the notes is limited to the applicable Call Premium, regardless of the appreciation of any Reference Asset, which may be significant. Potential Early Exit—If the notes are automatically called, you will not receive  indication of the future performance of the Reference Assets over the term of the notes. Conflict of Interest—We and our affiliates play a variety of roles in connection with  any additional payments on the notes, and you may not be able to reinvest any amounts received in a comparable investment with similar risk and yield.  the notes, including acting as calculation agent and as a market-maker for the notes. In each of these roles, our and our affiliates’ economic interests may be adverse to your interests as an investor in the notes. Lack of Liquidity—The notes will not be listed on any securities exchange. There may  be no secondary market for the notes or, if there is a secondary market, there may be insufficient liquidity to allow you to sell the notes easily. Tax Treatment—Significant aspects of the tax treatment of the notes are uncertain.  You should consult your tax advisor about your tax situation. In addition to the summary risks and characteristics of the notes discussed under the headings above, you should carefully consider the risks discussed under the heading “Selected Risk Considerations” in the accompanying Pricing Supplement and under the heading “Risk Factors” in the accompanying prospectus supplement. Other Information This fact sheet is a general summary of the terms and conditions of this offering of notes. The Issuer has filed a registration statement (including a prospectus) with the U.S. Securities and Exchange Commission (the “SEC”) for this offering of notes. Before you invest, you should read carefully the full description of the terms and conditions of, and risks associated with investing in, the notes contained in the Pricing Supplement as well as the information contained in the accompanying prospectus supplement and prospectus that are incorporated by reference in the Pricing Supplement. The Pricing Supplement, as filed with the SEC, is available at the following hyperlink: https://www.creativeservices.barclays/docs/200007927/06746XZC0.pdf You may access the prospectus supplement and prospectus that are incorporated by reference in the Pricing Supplement by clicking on the respective hyperlink for each document included in the Pricing Supplement under the heading “Additional Documents Related To The Offering Of The Notes,” or by requesting such documents from the Issuer or any underwriter or dealer participating in this offering. We strongly advise you to carefully read these documents before investing in the notes. You may revoke your offer to purchase the notes at any time prior to the Initial Valuation Date. We reserve the right to change the terms of, or reject any offer to purchase, the notes prior to the Initial Valuation Date. In the event of any changes to the terms of the notes, we will notify you and you will be asked to accept such changes in connection with your purchase of notes. You may choose to reject such changes, in which case we may reject your offer to purchase the notes. Annual AutoCallable Notes